UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2022

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8500 SW Creekside Place, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 9, 2022, the Board of Directors (the “Board”) of Digimarc Corporation (the “Company”) elected Kathleen M. Kool to fill an existing vacancy on the Board, effective July 1, 2022. The Board intends to nominate Ms. Kool for election by the Company’s shareholders at the 2022 annual meeting of shareholders in May 2022, and her assumption of a position on the Board will be conditioned upon that election. The Company also appointed Ms. Kool to the Board’s Audit Committee and Compensation and Talent Management Committee, each effective July 1, 2022, and contingent upon her election by the shareholders at the annual meeting.

As a non-employee director of the Company, Ms. Kool will be compensated according to the Company’s non-employee director compensation practices, which are described under the heading “Director Compensation” in the Company’s proxy statement for its 2021 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission on March 24, 2021. This compensation consists of an annual retainer for service on the Board in the amount of $50,000, which is paid in arrears in quarterly installments of $12,500. Additionally, upon the effectiveness of her election, Ms. Kool will be granted shares of restricted common stock of the Company having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. On the date of each annual meeting of the Company’s shareholders following the effectiveness of her election, Ms. Kool will also automatically receive an annual grant of restricted stock having an aggregate value of approximately $100,000, unless the Compensation and Talent Management Committee of the Board exercises its power to make an alternative grant. The stock restrictions on this annual grant will lapse on the anniversary of the grant date, so that the stock is freely tradable one year after the grant date. In addition, the Company will enter into an indemnification agreement with Ms. Kool in the same form as previously entered into by the Company with its other non-employee directors.

Ms. Kool began her career at Procter & Gamble in 1995 and successfully transitioned to general management as a divisional CEO. She is currently CEO of Tide Cleaners, a wholly owned subsidiary of Procter & Gamble, which is a service-based retailer providing out-of-home dry cleaning and laundry services through franchise and corporate stores, lockers, home delivery, and college campuses. Prior to this, Ms. Kool was the CFO for North America Fabric Care, which includes the Tide, Gain, Downy and Bounce brands and is over $8 billion in retail sales. In addition to her business leadership experience, Ms. Kool was a member of Procter & Gamble’s Investor Relations team for over five years, during which she partnered with three CEOs and led communication for the strategy renewal that spanned two $10 billion productivity programs and a more focused portfolio of strategic brands. Ms. Kool holds an MBA from Washington University and a Bachelor of Arts in economics/business administration from Kalamazoo College.

Item 7.01. Regulation FD Disclosure.

On March 14, 2022, the Company issued a press release announcing the election of Ms. Kool as a director of the Company. The press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated March 14, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 14, 2022

By:	/s/ Robert P. Chamness
Robert P. Chamness
Executive Vice President, Chief Legal Officer & Secretary